Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933



                          NU HORIZONS ELECTRONICS CORP.
             (Exact name of registrant as specified in its charter)

           Delaware                                        11-2621097
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

70 Maxess Road, Melville, New York                           11747
(Address of principal executive offices)                  (Zip Code)

     NU HORIZONS ELECTRONICS CORP. 2002 OUTSIDE DIRECTORS' STOCK OPTION PLAN
                            (Full Title of the Plan)

                            Arthur Nadata, President
                          Nu Horizons Electronics Corp.
                                 70 Maxess Road
                            Melville, New York 11747
                     (Name and address of agent for service)

                                 (516) 396-5000
          (Telephone number, including area code, of agent for service)

                                    copy to:
                            Nancy D. Lieberman, Esq.
                   Kramer, Coleman, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820


                         CALCULATION OF REGISTRATION FEE
    Title of Each                                   Proposed Minimum        Proposed Maximum
 Class of Securities         Amount to be          Offering Price Per      Aggregate Offering           Amount of
  To be Registered            Registered              Security (1)             Price (1)            Registration Fee
    Common Stock,
  par value $.0066          150,000 shs.(2)               $5.365               $804,750                  $65.11

=======================  ======================= ======================= =======================  ======================
(1) Estimated solely for the purpose of calculating the registration  fee in accordance with Rule 457(c), based upon the  average of high and low prices of the  Company's  Common  Stock on the Nasdaq National Market System on March 3, 2003.
(2) The Registration  Statement also covers an indeterminate  number of additional  shares of Common Stock which may become issuable pursuant to anti-dilution  and adjustment  provisions of the Plan.

                          NU HORIZONS ELECTRONICS CORP.

                    SUMMARY OF NU HORIZONS ELECTRONICS CORP.
                    2002 OUTSIDE DIRECTORS' STOCK OPTION PLAN


         The Nu Horizons Electronics Corp. 2002 Outside Directors' Stock Option Plan covers up to 150,000 shares of common stock pursuant to which Nu Horizons' outside directors are eligible to receive non-qualified stock options. Shares of common stock issued upon the exercise of options granted pursuant to the plan will generally be from Nu Horizons' authorized but unissued shares or treasury shares. The plan, which expires on May 22, 2012, will be administered by Nu Horizons board of directors.

         Under the plan, commencing with the annual meeting held in 2003, non-employee board members will receive an automatic option grant for 15,000 shares of common stock on the date of each annual meeting during the term of the plan during which he or she is serving as director provided (1) he or she has served on the board of directors at least three full months prior to the date of grant and (2) the grant is subject to his or her continued service as an outside director.

         The plan may be amended, suspended or terminated by the board of directors.

         Stock options granted under the plan are exercisable for a period of up to ten years from the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

         Options granted pursuant to the plan may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or to the extent permitted by the board.

         Stock options granted under the plan become exercisable only in installments as follows:

     o up to thirty-three and one-third percent (33 1/3%) on the date of grant;

     o up to sixty-six and two-thirds percent (662/3%) of the subject shares on and after the first anniversary of the date of grant; and

     o up to all of the subject shares on and after the second anniversary of the date of the grant of such option.

         Upon the exercise of stock option, optionees may pay the exercise price in cash, by certified or bank cashiers check or, at Nu Horizons' option, in shares of common stock valued at its fair market value on the date of exercise, or a combination of cash and stock.

         A stock option is exercisable during the optionee's lifetime only by him and cannot be exercised by him unless, at all times since the date of grant and at the time of exercise, he is serving as a director, except that, upon termination of his service (other than (1) by death or (2) by total disability), he may exercise an option for a period of three months after his termination but only to the extent such option is exercisable on the date of such termination.

         Upon termination of all employment by total disability or death, the optionee, the optionee's estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the total disability or death of the optionee, as the case may be, may exercise such options at any time within twelve months after termination, but only to the extent such option is exercisable on the date of such termination.

         In the event of a change in control (as defined in the plan) of Nu Horizons, at the option of the board , (a) all options outstanding on the date of the change in control shall become immediately and fully exercisable, and (b) an optionee will be permitted to surrender for cancellation within sixty (60) days after the change in control any option or portion of an option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the fair market value (as defined in the plan), on the date of surrender, of the shares of common stock subject to the option or portion thereof surrendered, over the aggregate purchase price for such shares.

         Nu Horizons' reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934 are incorporated by reference herein and these documents, as well as Nu Horizons' annual report to shareholders and additional information about the plan and its administration, are available upon written or oral request from the Secretary of Nu Horizons, at its offices at 70 Maxess Road, Melville, New York 11747, (631) 396-5000. Nu Horizons does not intend to furnish any reports to participating employees as to the amount and status of their options under the plan.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to options granted under the plan exercised with cash or common stock or a combination of cash and common stock. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this prospectus (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change, and further that special rules may apply with respect to situations not specifically discussed herein. Careful attention should also be given to state and local tax consequences. As such, optionees are urged to consult with their own qualified tax advisors.

         Exercise of Non-Qualified Options with Cash

         No taxable income will be realized by the optionee upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for Federal income tax purposes, and (iii) generally will be an allowable income tax deduction to Nu Horizons. The optionee's tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock plus any amounts included in income as compensation. Upon the sale of shares acquired pursuant to exercise of a non-qualified option, the optionee will have long-term or short-term capital gain or loss depending on the holding period.

         If the optionee is subject to restrictions under Section 16(b) of the Exchange Act at exercise, (i) he will not be taxed at the time of exercise, and will instead be taxed when the Section 16(b) restrictions lapse (which is deemed under Treasury regulations to be six months after the date of issuance of the shares), based on the excess (if any) at that time or, if earlier, at the time of the sale of such shares, of the fair market value of the shares received over the option price, and (ii) the holding period for purposes of determining entitlement to long-term or short-term capital gain or loss, as the case may be, will commence on the earlier of the date of sale of such shares or the date that the Section 16(b) restrictions lapse. However, such an optionee may elect under
Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time of exercise of the option, based on the excess (if any) at the time of exercise of the fair market value of the shares received over the option price, in which event the holding period will commence on the date of transfer. Optionees who are subject to Section 16(b) restrictions should consult a qualified tax advisor regarding the advisability of a Section 83(b) election, which must be made within 30 days following the exercise of the shares.

         Exercise of Non-Qualified Options with Common Stock

         Based on a 1980 Revenue Ruling, if shares previously acquired other than upon exercise of an incentive stock option are surrendered in full or partial payment of the exercise price of a non-qualified option, then no gain or loss will be recognized by the optionee, on the date of exercise, for the shares which have an aggregate fair market value equal to the aggregate fair market value of the shares surrendered. These shares received are called replacement shares. The optionee will have a basis in the replacement shares equal to the basis of the shares surrendered, and the optionee's holding period (for purposes of determining entitlement to short-term or long-term capital gain or loss treatment on a subsequent disposition of the Replacement Shares) will generally include the period during which the surrendered shares were held.

         In the event that the optionee receives any additional shares in addition to the replacement shares on such exercise, then (i) the excess of the fair market value of all of the shares received over the sum of the fair market value of the shares surrendered plus any cash payments made by the optionee on the exercise of the option will be treated as compensation taxable as ordinary income (and subject to withholding), (ii) the optionee's basis in the additional shares will be equal to the sum of the amount taxed as ordinary income on exercise plus the amount of any cash payments made on exercise, and (iii) the holding period for the additional shares (for purposes of determining entitlement to long-term or short-term capital gain or loss treatment on a subsequent disposition of the additional shares) will begin when such additional shares are issued to the optionee.

         In the absence of new published rulings to the contrary, it would appear that rules similar to those that apply under the 1980 Revenue Ruling would apply to the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option. Based on the 1980 Revenue Ruling, the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option would not result in a "disqualifying disposition" of such shares.

         Information Reporting

         Pursuant to applicable tax regulations, Nu Horizons will provide to each optionee and to the appropriate tax authorities information regarding the exercises of non-qualified options on Form W-2.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                          ACQUIRED PURSUANT TO THE PLAN

         Participants in the plan who receive shares of common stock pursuant to the exercise of options may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of common stock under the plan.

         Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or ten percent (10%) stockholder of Nu Horizons, (i) acquires any equity security of Nu Horizons (other than shares of common stock acquired under the plan or another stock option plan of Nu Horizons if the exercise price of the option pursuant to which such shares of common stock were acquired does not exceed the fair market value thereof at the time of exercise), and (ii) within six months before or after such acquisition sells any equity security of Nu Horizons, including common stock acquired under the plan, then such optionee will be required to repay to Nu Horizons any profit attributable to the two transactions.

         In the event of any inconsistency between this summary and the plan, the terms of the plan shall govern.

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

                  The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 2002;

                  (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarters ended May 31, 2002, August 31, 2002 and November 30, 2002;

                  (c)      The  Registrant's  Proxy  Statement  dated August 12,
                           2002; and

                  (d) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 1-8798) including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
         -------------------------

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

                  Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

                  Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

                  If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

                  If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

                  The officers and directors of the Company are covered by officers' and directors' liability insurance. The policy coverage is $5,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $50,000.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

                  Not applicable.

Item 8.  Exhibits.
         --------

         4     2002 Outside Directors' Stock Option Plan.

         5     Opinion and consent of Kramer, Coleman, Wactlar & Lieberman, P.C.

         23.1 Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.

         23.2  Consent of Lazar Levine & Felix LLP.

         24    Powers of Attorney.

 Item 9. Undertakings.
         ------------

                  (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on the 6th day of March, 2003.

                                          NU HORIZONS ELECTRONICS CORP.

                                       By:  \s\Arthur Nadata
                                          -------------------------------------
                                          Arthur Nadata
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on March 6, 2003, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Arthur Nadata and Paul Durando, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Nu Horizons Electronics Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post- effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature                             Title


\s\Irving Lubman
----------------------Chairman of the Board and
Irving Lubman          Chief Operating Officer

\s\Arthur Nadata
----------------------President, CEO and Director
Arthur Nadata          (Principal Executive Officer)

\s\Richard Schuster
----------------------Vice President, Secretary and Director
Richard Schuster

\s\Paul Durando
----------------------Vice President-Finance, Chief Financial Officer, Treasurer
Paul Durando           and Director (Principal Financial and Accounting Officer)


\s\Herbert M. Gardner
----------------------Director
Herbert M. Gardner


\s\Harvey R. Blau
----------------------Director
Harvey R. Blau

\s\Dominic Polimeni
----------------------Director
Dominic Polimeni

\s\David Siegel
----------------------Director
David Siegel